EXHIBIT 99

Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                                                                                      January 27, 2005

ROWAN DECLARES SPECIAL DIVIDEND

HOUSTON, TEXAS -- The Board of Directors of Rowan Companies, Inc. (NYSE: RDC), on January 27, 2005, declared a special cash dividend of $.25 per share of Common Stock payable on February 25, 2005 to shareholders of record on February 9, 2005.

Danny McNease, Chairman and Chief Executive Officer, commented, “As previously announced, this dividend is being paid from a portion of the proceeds realized from the sale of Era Aviation, Inc. We are pleased to return to our shareholders a portion of the value created over the years of Rowan ownership.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com